UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.         )

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Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

COX RADIO, INC.

(Name of Registrant as specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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To the Stockholders of Cox Radio, Inc.

You are invited to attend the Annual Meeting of Stockholders of Cox Radio, Inc. to be held at Corporate Headquarters, 6205 Peachtree Dunwoody Road, Atlanta, Georgia 30328, on Thursday, May 11, 2006, at 9:30 a.m., local time.

The enclosed Notice of Annual Meeting of Stockholders and Proxy Statement explain the matters to be voted on at the meeting. Please read these documents so you will be informed about the business to come before the meeting.

Your vote is important, regardless of the number of shares you own. On behalf of the Board of Directors, I urge you to mark, sign and return the enclosed proxy card as soon as possible, even if you plan to attend the Annual Meeting.

Sincerely,

Robert F. Neil

President and Chief Executive Officer

Atlanta, Georgia

April 3, 2006

COX RADIO, INC.

6205 PEACHTREE DUNWOODY ROAD

ATLANTA, GEORGIA 30328

(678) 645-0000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 11, 2006

To the Stockholders of Cox Radio, Inc.

The Annual Meeting of the holders of Class A Common Stock and Class B Common Stock of Cox Radio, Inc. will be held at Corporate Headquarters, 6205 Peachtree Dunwoody Road, Atlanta, Georgia 30328 on Thursday, May 11, 2006 at 9:30 a.m. local time, for the following purposes:

1.	to elect a Board of Directors of eight members to serve until the 2007 Annual Meeting of Stockholders or until their successors are duly elected and qualified; and

2.	to approve the 2006 Employee Stock Purchase Plan.

The Board of Directors has fixed March 13, 2006 as the record date for the Annual Meeting with respect to this solicitation. Only holders of record of Class A Common Stock or Class B Common Stock at the close of business on that date are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

Cox Radio’s Annual Report to Stockholders for the year ended December 31, 2005 is enclosed.

By Order of the Board of Directors,

Andrew A. Merdek

Corporate Secretary

Atlanta, Georgia

April 3, 2006

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PAID ENVELOPE AS PROMPTLY AS POSSIBLE. AS SPECIFIED IN THE ENCLOSED PROXY STATEMENT, A STOCKHOLDER MAY REVOKE A PROXY AT ANY TIME PRIOR TO ITS USE.

COX RADIO, INC.

6205 PEACHTREE DUNWOODY ROAD

ATLANTA, GEORGIA 30328

(678) 645-0000

PROXY STATEMENT

2006 Annual Meeting of Stockholders

Solicitation of Proxies

The Board of Directors of Cox Radio, Inc. is furnishing this Proxy Statement to solicit proxies for use at Cox Radio’s 2006 Annual Meeting of Stockholders, to be held on Thursday, May 11, 2006, at 9:30 a.m., local time, at Corporate Headquarters, 6205 Peachtree Dunwoody Road, Atlanta, Georgia 30328, and at any adjournment of the meeting. Each valid proxy received in time will be voted at the meeting as specified in such proxy. A proxy may be revoked at any time before the proxy is voted, as outlined below.

This Proxy Statement and the enclosed proxy card are being first sent for delivery to stockholders of Cox Radio on or about April 3, 2006. Cox Radio will pay the cost of solicitation of proxies, including the reimbursement to brokerage firms and other custodians, nominees and fiduciaries for the reasonable expenses of sending proxy materials to beneficial owners of Cox Radio stock. Proxies may be solicited on behalf of Cox Radio in person or by telephone, e-mail, facsimile or other means by the directors, officers and employees of Cox Radio. The firm of D.F. King & Company, Inc. has been engaged to assist in the distribution and solicitation of proxies for a fee of $6,500 plus expenses.

The shares of Class A Common Stock and Class B Common Stock represented by valid proxies that Cox Radio receives in time for the Annual Meeting will be voted as specified in such proxies. Valid proxies include all properly executed, written proxy cards received pursuant to this solicitation that are not later revoked. Voting your proxy will not limit your right to vote at the Annual Meeting if you later decide to attend in person. Executed but unvoted proxies will be voted:

(1)	FOR the election of the Board of Directors’ nominees for directors; and
(2)	FOR the approval of the 2006 Employee Stock Purchase Plan.

If any other matters properly come before the Annual Meeting, the persons named on the proxies will, unless the stockholder otherwise specifies in the proxy, have the discretion to vote upon such matters in accordance with their best judgment.

Voting Securities

Cox Radio has two classes of outstanding voting securities, Class A Common Stock, par value $0.33 per share, and Class B Common Stock, par value $0.33 per share. As of January 31, 2006, there were 39,383,476 shares of Class A Common Stock and 58,733,016 shares of Class B Common Stock outstanding. Only stockholders of record of Class A Common Stock or Class B Common Stock at the close of business on March 13, 2006, which the Board of Directors has fixed as the record date, are entitled to vote at the Annual Meeting.

The Class A Common Stock and Class B Common Stock will vote together as a single class, with each share of Class A Common Stock being entitled to one vote, and each share of Class B Common Stock being entitled to ten votes. The presence in person or by proxy of holders of record of one-third of the issued and outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote at the Annual Meeting that represent a majority of the votes entitled to be cast by such shares will constitute a quorum. The affirmative vote of a majority of the votes entitled to be cast by such shares of the issued and outstanding Class A Common Stock and Class B Common Stock, voting together as a single class, present at the Annual Meeting in person or by proxy, and entitled to vote, is required for the election of directors and the approval of the 2006 Employee Stock Purchase Plan.

In determining whether any proposal to be voted on at the Annual Meeting will be approved, an abstention would have the effect of a vote against the applicable proposal. On the other hand, broker non-votes are not considered shares entitled to vote on the applicable proposal. A broker non-vote occurs when the nominee of a beneficial owner with the power to vote on at least one matter does not vote on another matter because the nominee does not have the discretionary voting power and has not received instructions from the beneficial owner with respect to such matter. Broker non-votes will have no effect on the outcome of either the election of directors or the approval of the 2006 Employee Stock Purchase Plan.

Voting by Proxy

If a stockholder is a corporation or a partnership, a duly authorized person must sign the accompanying proxy card in the full corporate or partnership name. If the proxy card is signed pursuant to a power of attorney or by an executor, administrator, trustee or guardian, the signer’s full title must be given and a certificate or other evidence of appointment must be furnished. If shares are owned jointly, each joint owner must sign the proxy card.

Any proxy duly given pursuant to this solicitation may be revoked by the stockholder at any time prior to voting by written notice to the Corporate Secretary of Cox Radio, by a later-dated proxy signed and returned by mail before the Annual Meeting, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy.

If you are not the record holder of the shares you own because they are held in “street name” by a bank or brokerage firm, your bank or brokerage firm is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides you. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form. Under the rules of the New York Stock Exchange, if you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but it will not be allowed to vote your shares with respect to certain “non-discretionary” items. In the case of non-discretionary items, for which no instructions are received, the shares will be treated as broker non-votes and will have the effect discussed above under “Voting Securities.”

As of January 31, 2006, Cox Enterprises, Inc., a Delaware corporation, through its wholly-owned subsidiary, Cox Broadcasting, Inc., a Delaware corporation, held approximately 94% of the combined voting power of the Class A Common Stock and Class B Common Stock. Accordingly, Cox Enterprises will have sufficient voting power to elect all members of the Board of Directors, to approve the 2006 Employee Stock Purchase Plan, and to control substantially all other actions that may come before the Annual Meeting.

ELECTION OF DIRECTORS

(Proposal No. 1)

At the Annual Meeting, eight directors are to be elected to hold office until the 2007 Annual Meeting of Stockholders or until their respective successors have been elected and qualified. All nominees currently are directors of Cox Radio.

The eight directors nominated for election at the 2006 Annual Meeting of Stockholders are: James C. Kennedy (Chairman); Juanita P. Baranco; G. Dennis Berry; Jimmy W. Hayes; Paul M. Hughes; Marc W. Morgan; Robert F. Neil; and Nicholas D. Trigony. The persons named as proxies intend (unless authority is withheld) to vote for election of all of the nominees as directors.

The Board of Directors knows of no reason why any nominee for director would be unable to serve as a director. If at the time of the Annual Meeting any nominee is unable or unwilling to serve as a director of Cox Radio, the persons named as proxies intend to vote for such substitutes as may be nominated by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES.

The following information regarding our directors and director nominees, their principal occupations, employment history, and directorships in certain companies is as reported by the respective individuals.

James C. Kennedy, 58, has served as a director of Cox Radio since July 1996, and became Chairman of the Board of Directors in January 2002. He has served as Chairman of the Board of Directors and Chief Executive Officer of Cox Enterprises since January 1988, and prior to that time was Cox Enterprises’ President and Chief Operating Officer. Mr. Kennedy joined Cox Enterprises in 1972, and initially worked with Cox Enterprises’ Atlanta Newspapers. Mr. Kennedy is Chairman of the Board of Directors of Cox Communications, Inc., a subsidiary of Cox Enterprises, and a director of Flagler Systems, Inc.

Juanita P. Baranco, 56, has served as a director of Cox Radio since December 2003. She is Executive Vice President and Chief Operating Officer of The Baranco Automotive Group, where she has been a principal for more than twenty years. She also serves as a member of the board of directors of the Southern Company and the board of trustees of Clark Atlanta University. She previously has served on the boards of directors of the Federal Reserve Bank of Atlanta and the John H. Harland Company, and as a member of the Board of Regents of the University System of Georgia.

G. Dennis Berry, 61, has served as a director of Cox Radio since January 2002. Mr. Berry has served as Vice Chairman of Cox Enterprises since December 2005. Previously, he served as President and Chief Operating Officer of Cox Enterprises beginning October 2000, and was President and Chief Executive Officer of Manheim Auctions, Inc., a subsidiary of Cox Enterprises, from 1995 through October 2000. Prior to that, Mr. Berry was publisher of the Atlanta Journal-Constitution, where he held several positions spanning more than twenty years, including President, Vice President and General Manager, and Advertising Director. Mr. Berry also serves as a director of Cox Enterprises and Cox Communications, Inc., a subsidiary of Cox Enterprises.

Richard A. Ferguson, 60, has served as a director of Cox Radio since May 1997, and as Executive Vice President since February 2003. Prior to that, he served as Vice President and Co-Chief Operating Officer since July 1999, and as Vice President and Chief Operating Officer since April 1997. Previously, Mr. Ferguson served as President, Chief Executive Officer and a director of NewCity Communications, Inc. since its organization in 1986. He served as President of Katz Broadcasting Company, Inc., a subsidiary of Katz Communications, Inc., from 1981 to 1986, when he led a management group in organizing NewCity to purchase all of the stock of Katz Broadcasting Company. Prior to 1981, he served as the President of Park City Communications, Inc., until it was acquired by Katz Communications. Mr. Ferguson is a past chairman of the Joint Board of Directors of the National Association of Broadcasters and a member of the Radio Operators Caucus.

Jimmy W. Hayes, 53, has served as a director of Cox Radio since December 2005. Mr. Hayes has served as President and Chief Operating Officer of Cox Enterprises since January 2006, and served as Executive Vice President of Cox Enterprises from July 2005 through December 2005. Previously, he served as Executive Vice President, Finance and Chief Financial Officer of Cox Communications, Inc. from July 1999 through July 2005. Prior to that, Mr. Hayes served in several executive and financial management positions with Cox Enterprises and Cox Communications beginning in 1980.

Paul M. Hughes, 67, has served as a director of Cox Radio since December 1996. He has been President and Chief Operating Officer of OG Holding LTD since April 1995. From June 1991 through April 1995 he was Chairman of Hughes Broadcasting Partners, and from April 1995 through December 1998 he was President of Great Trails Broadcasting, Inc.

Marc W. Morgan, 56, has served as a director of Cox Radio since August 1999 and as Executive Vice President and Chief Operating Officer since February 2003. Prior to that, he served as Vice President and Co-Chief Operating Officer since July 1999, and as Senior Group Vice President of Cox Radio from May 1997 to June 1999. Previously, Mr. Morgan was Senior Vice President of Cox Radio from July 1996 to May 1997. He also served as Vice President and General Manager of WSB-AM/FM (Atlanta, Georgia) from July 1992 to November 1998, and Vice President and General Manager of WCKG-FM (Chicago, Illinois) from January 1984 to July 1992.

Robert F. Neil, 47, has served as a director and as President and Chief Executive Officer of Cox Radio since July 1996, and was Executive Vice President – Radio of Cox Broadcasting from June 1992 to 1996. Previously, he was Vice President and General Manager of WSB-AM/FM (Atlanta, Georgia). Mr. Neil joined Cox Broadcasting in November 1986. Previously, Mr. Neil was Operations Manager from December 1984 to November 1986 at WYAY-FM (Gainesville, Georgia). He served at WYYY-FM and WSYR-AM (Syracuse, New York) as Operations Manager from October 1983 to December 1984 and as Program Director from March 1983 to October 1983.

Nicholas D. Trigony, 65, has served as a director of Cox Radio since July 1996, and was Chairman of the Board of Directors from December 1996 through December 2000. Mr. Trigony served as President of Cox Broadcasting from March 1990 until his retirement in December 2000. Mr. Trigony joined Cox Broadcasting in September 1986 as Executive Vice President – Radio and was Executive Vice President – Broadcast from April 1989 to March 1990. He is also past Chairman of the Board of the National Association of Television Program Executives and served on its Executive Committee. Mr. Trigony is a past chairman of the Television Operators Caucus and past Chairman of the National Association of Broadcasters’ Media Convergence Task Force.

Security Ownership of Certain Beneficial Owners

The following table provides information as of January 31, 2006 with respect to the shares of Class A Common Stock and Class B Common Stock beneficially owned by each person known by Cox Radio to own more than 5% of any class of the outstanding voting securities of Cox Radio.

Name of Beneficial Owner	Class A Common Stock	Percent of Class	Class B Common Stock	Percent of Class	Percent of Vote of All Classes of Common Stock
Cox Enterprises, Inc. (a)(b)(c)	3,591,954	9.1%	58,733,016	100%	94.3%
Shapiro Capital Management Co., Inc. (d)	6,566,990	16.6%	—	—	1.0%
Janus Capital Management, L.L.C. (e)	4,602,972	11.6%	—	—	0.7%
T. Rowe Price Associates, Inc. (f)	3,029,550	7.7%	—	—	0.5%

(a)	The business address for Cox Enterprises is 6205 Peachtree Dunwoody Road, Atlanta, Georgia 30328.
(b)

All the shares of common stock of Cox Radio that are beneficially owned by Cox Enterprises are held of record by Cox Broadcasting. Cox Broadcasting holds 3,591,954 shares of Class A Common Stock and 58,733,016 shares of Class B Common Stock. All the shares of outstanding capital stock of

Cox Broadcasting are beneficially owned by Cox Holdings, Inc., and all of the shares of outstanding capital stock of Cox Holdings are beneficially owned by Cox Enterprises. The beneficial ownership of the outstanding capital stock of Cox Enterprises is described in footnote (c) below. The Class B Common Stock is convertible on a share for share basis into Class A Common Stock at the option of the holder.

(c)	There are 604,078,787 shares of common stock of Cox Enterprises outstanding, with respect to which (i) Barbara Cox Anthony, as trustee of the Anne Cox Chambers Atlanta Trust, exercises beneficial ownership over 174,949,266 shares (29.0%); (ii) Anne Cox Chambers, as trustee of the Barbara Cox Anthony Atlanta Trust, exercises beneficial ownership over 174,949,266 shares (29.0%); (iii) Barbara Cox Anthony, Anne Cox Chambers and Richard L. Braunstein, as trustees of the Dayton Cox Trust A, exercise beneficial ownership over 248,237,055 shares (41.0%); and (iv) 280 individuals and other trusts exercise beneficial ownership over the remaining 5,943,200 shares (1.0%), including 43,734 shares held beneficially and of record by Garner Anthony, the husband of Barbara Cox Anthony (as to which Barbara Cox Anthony disclaims beneficial ownership). Thus, Barbara Cox Anthony and Anne Cox Chambers, who are sisters, together exercise sole or shared beneficial ownership over 598,135,587 shares (99.0%) of the common stock of Cox Enterprises. Barbara Cox Anthony and Anne Cox Chambers are the mother and aunt, respectively, of James C. Kennedy, the Chairman of the Board of Directors and Chief Executive Officer of Cox Enterprises and Chairman of the Board of Directors of Cox Radio.
(d)	The information contained in this table with respect to Shapiro Capital Management Co., Inc. is based solely on a filing on Schedule 13G reporting ownership as of December 31, 2005. The address of the reporting person is 3060 Peachtree Road, Suite. 1555, Atlanta, Georgia 30305.
(e)	The information contained in this table with respect to Janus Capital Management, L.L.C. is based solely on a filing on Schedule 13G reporting ownership as of December 31, 2005. The address of the reporting person is 151 Detroit Street, Denver, Colorado 80206.
(f)	The information contained in this table with respect to T. Rowe Price Associates, Inc. is based solely on a filing on Schedule 13G reporting ownership as of December 31, 2005. The address of the reporting person is 100 E. Pratt Street, Baltimore, Maryland 21202.

Security Ownership of Management

Beneficial ownership of the Class A Common Stock of Cox Radio and the common stock of Cox Enterprises by Cox Radio’s directors and Named Executive Officers (as defined below), and by all directors and executive officers as a group at January 31, 2006 is shown in the following table. Except as indicated below, none of such persons, individually or in the aggregate, owns 1% or more of the common stock of Cox Radio or Cox Enterprises.

Name of Beneficial Owner	Number of Shares of Cox Radio Class A Common Stock		Number of Shares of Cox Enterprises Common Stock		Percent of Shares of Cox Radio Class A Common Stock
James C. Kennedy	205,876	(a)	546,813	(b)	—
Juanita P. Baranco	2,004		—		—
G. Dennis Berry	855	(c)	105,015		—
Richard A. Ferguson	110,693	(d)	—		—
Jimmy W. Hayes	600		13,245		—
Paul M. Hughes	10,217		—		—
Neil O. Johnston	51,728	(e)	—		—
Marc W. Morgan	361,294	(f)	—		—
Robert F. Neil	355,959	(g)	9,204		—
Richard A. Reis	204,381	(h)	—		—
Nicholas D. Trigony	6,466		—		—
All directors and executive officers as a group (eleven persons, consisting of those named above)	1,310,073	(i)	674,277		3.3%

(a)	Includes 31,000 shares owned by spouse, 14,000 shares owned by children, and 16,500 shares owned by trusts for the benefit of children.

(b)	Mr. Kennedy owns of record 546,813 shares of common stock of Cox Enterprises. Sarah K. Kennedy, Mr. Kennedy’s wife and trustee of the Kennedy Trusts, exercises beneficial ownership over an aggregate of 22,140 shares of common stock of Cox Enterprises. In addition, as described above, Barbara Cox Anthony and Anne Cox Chambers, the mother and aunt, respectively, of Mr. Kennedy, together exercise sole or shared beneficial ownership over 598,135,587 shares of common stock of Cox Enterprises, and both are members of the Board of Directors of Cox Enterprises. Also, Mr. Kennedy’s children are the beneficiaries of a trust, of which R. Dale Hughes and Mr. Kennedy are co-trustees, that beneficially owns 16,155 shares of common stock of Cox Enterprises. Mr. Kennedy disclaims beneficial ownership of all such shares, other than the 546,813 shares included in the table.
(c)	Owned by a trust for the benefit of spouse.
(d)	Includes 96,335 shares subject to stock options that are exercisable within 60 days.
(e)	Includes 44,598 shares subject to stock options that are exercisable within 60 days.
(f)	Includes 343,252 shares subject to stock options that are exercisable within 60 days.
(g)	Includes 329,801 shares subject to stock options that are exercisable within 60 days.
(h)	Includes 135,333 shares subject to stock options that are exercisable within 60 days.
(i)	Includes 949,319 shares subject to stock options that are exercisable within 60 days.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (referred to as the Exchange Act) requires Cox Radio’s executive officers and directors and persons who own more than 10% of Cox Radio’s Class A Common Stock to file reports of ownership and changes in ownership of Cox Radio’s Class A Common Stock with the Securities and Exchange Commission and the New York Stock Exchange. Based solely on a review of copies of such reports and written representations from the reporting persons, Cox Radio believes that during the year ended December 31, 2005, its executive officers, directors and greater than 10% stockholders filed on a timely basis all reports due under Section 16(a) of the Exchange Act.

Board of Directors and Committees

During 2005, the Board of Directors held three meetings. The Board of Directors has an Executive Committee, a Compensation Committee, a Community Relations Committee, and an Audit Committee. The directors who are “non-management directors” within the meaning of the Corporate Governance Listing Standards of the New York Stock Exchange (i.e., who are not officers of Cox Radio) meet in regular executive sessions without management present, with James C. Kennedy, Chairman of the Board of Directors, presiding. During 2005, each director attended at least 75% of the total number of meetings of the Board of Directors and meetings of the Committees on which each director served.

Because more than fifty percent (50%) of the voting power of Cox Radio is controlled by Cox Enterprises, Cox Radio has elected to be treated as a “controlled company” under the Corporate Governance Listing Standards of the New York Stock Exchange. Accordingly, Cox Radio is exempt from the provisions of the Corporate Governance Listing Standards requiring: (i) a board consisting of a majority of directors who have been determined to be “independent” under the criteria set forth in the Listing Standards; (ii) a nominating committee composed entirely of such independent directors; and (iii) a compensation committee composed entirely of such independent directors. However, notwithstanding this exemption, as described more fully below, Cox Radio has a Compensation Committee composed entirely of independent directors.

Executive Committee

The members of the Executive Committee are James C. Kennedy (Chairman), Paul M. Hughes and Jimmy W. Hayes. The Executive Committee took action once by unanimous written consent in 2005.

Compensation Committee

The members of the Compensation Committee are Nicholas D. Trigony (Chairman), Paul M. Hughes, and Juanita P. Baranco. As discussed more fully below, each of these directors has been determined by the Board of

Directors to be “independent” under the Corporate Governance Listing Standards of the New York Stock Exchange. A copy of the Committee’s charter is available on Cox Radio’s website at http://www.coxradio.com. The Compensation Committee met three times in 2005. The Compensation Committee, among other things:

•	adopts and oversees the administration of compensation plans for executive officers and senior management of Cox Radio;

•	determines awards granted under such plans to executive officers who are subject to Section 16 of the Exchange Act;

•	approves the chief executive officer’s compensation; and

•	reviews the reasonableness of such compensation.

Community Relations Committee

The Community Relations Committee oversees Cox Radio’s workforce diversity initiatives, minority-owned business purchasing, corporate contributions to public service organizations, and Equal Employment Opportunity claims. The members of the Community Relations Committee are Juanita P. Baranco (Chairman), James C. Kennedy, Jimmy W. Hayes, and Robert F. Neil. The Community Relations Committee met once in 2005. A copy of the Committee’s charter is available on Cox Radio’s website at http://www.coxradio.com.

Audit Committee

The members of the Audit Committee are Paul M. Hughes (Chair), Nicholas D. Trigony, and Juanita P. Baranco. During 2005, the Audit Committee held six meetings. The Audit Committee operates pursuant to a charter, which is available on Cox Radio’s website at http://www.coxradio.com, or a printed copy can be obtained by writing to the Corporate Secretary, Cox Radio, Inc., 6205 Peachtree Dunwoody Road, Atlanta, Georgia 30328. Consistent with this charter, the Board of Directors has affirmatively determined that the members of the Audit Committee are “independent” for purposes of Section 303A of the Corporate Governance Listing Standards of the New York Stock Exchange and Section 10A(m)(3) of the Exchange Act. The Board based these determinations primarily on the basis of information provided by these directors in response to questionnaires regarding employment and compensation history, business affiliations, and family and other relationships. None of these directors had any of the categorical relationships set forth in the Corporate Governance Listing Standards that would prevent a finding of independence. In addition, the Board has determined that each member of the Committee meets the financial expertise standards set forth in the Corporate Governance Listing Standards, and has determined that Paul M. Hughes and Juanita P. Baranco each qualify as an “audit committee financial expert” as defined by the Securities and Exchange Commission.

The Audit Committee is responsible for oversight of the quality and integrity of the accounting, auditing, and reporting practices of Cox Radio, and as part of this responsibility the Audit Committee, among other things:

•	appoints, retains, and oversees the work of the independent auditor;

•	approves and reviews the audit services and fees, and permitted non-audit services and fees;

•	reviews the scope and results of the annual audit;

•	reviews and discusses the quality and appropriateness of Cox Radio’s accounting principles and financial statement presentation with management and the independent auditor;

•	reviews the independence of the independent auditor;

•	reviews the performance of the independent auditor;

•	reviews the adequacy of the system of internal controls and internal control over financial reporting;

•	reviews the scope and results of internal auditing procedures;

•	establishes procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	discusses earnings press releases and financial information and earnings guidance provided to analysts and rating agencies;

•	reviews the Audit Committee charter annually;

•	reviews the activities of Cox Radio’s Risk Committee, a Board-created committee with oversight of financial risk management; and

•	reviews related party transactions, if any.

Relationship with Independent Registered Public Accounting Firm

The following table summarizes the fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively referred to as Deloitte & Touche) for professional services during fiscal year 2005 and fiscal year 2004:

	2005	2004
Audit Fees	$767,925	$729,700
Audit-related fees	22,000	105,015
Tax fees	45,031	116,355
All other fees	—	—

The amounts shown for audit fees were primarily for the audit of Cox Radio’s consolidated financial statements, the audit of management’s report on internal control over financial reporting, quarterly reviews of consolidated interim financial information, and financial accounting and Securities and Exchange Commission advisory services arising in connection with the audits or quarterly reviews. The amounts shown for audit-related fees were for financial accounting and Securities and Exchange Commission advisory services arising in connection with matters outside the scope of the audits or quarterly reviews, Sarbanes-Oxley Section 404 attestation review, and employee benefit plan audits. The amounts shown for tax fees were for income tax compliance assistance and consultation, and income tax planning and research.

The Audit Committee utilizes a policy pursuant to which the audit, audit-related, and permissible non-audit services to be performed by the independent registered public accounting firm, serving as independent auditor, are pre-approved prior to the engagement to perform such services. Pre-approval is generally provided annually, and any pre-approval is detailed as to the particular service or category of services and is generally limited by a maximum fee amount. The independent registered public accounting firm, serving as independent auditor, and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm, serving as independent auditor, in accordance with this pre-approval, and the fees for the services performed to date. The policy sets forth certain limited circumstances in which the Audit Committee delegated or may delegate its pre-approval authority to the Chairman or any other member of the Audit Committee, and any approvals made pursuant to this delegated authority normally will be reported to the Audit Committee at its next meeting. None of the services described in the preceding paragraph were pre-approved pursuant to the de minimis exception provided in Section 10A(i)(1)(B) of the Exchange Act.

Audit Committee Report

In connection with the December 31, 2005 financial statements, the Audit Committee (1) reviewed and discussed the audited financial statements with management; (2) discussed with the independent auditor the matters required by Statement on Auditing Standards No. 61, as amended; and (3) received and discussed with the independent auditor the matters required by Independence Standards Board Standard No. 1, and discussed with the independent auditor the independent auditor’s independence, including a consideration of the compatibility of non-audit services with such independence. Based upon these reviews and discussions, the Audit Committee has recommended that the Board of Directors include the audited financial statements in Cox Radio’s Annual Report filed with the Securities and Exchange Commission on Form 10-K.

Paul M. Hughes (Chairman)

Juanita P. Baranco

Nicholas D. Trigony

Director Nominating Procedures

The Board of Directors oversees the identification and consideration of candidates for membership on the Board of Directors, and each member of the Board of Directors participates in this process. It is the view of the Board of Directors that this function has been performed effectively by the Board of Directors, and that it is appropriate for Cox Radio not to have a separate nominating committee or charter for this purpose.

Qualifications and Evaluation of Director Candidates

A variety of methods may be utilized to identify candidates for membership on the Board of Directors, including recommendations from current members of the Board of Directors or management, or nominations from stockholders as discussed below. Additionally, from time to time Cox Radio may receive information regarding prospective candidates for membership on the Board of Directors from professional search firms.

When evaluating candidates for membership on the Board of Directors, the Board considers a number of factors, including:

•	business expertise and skills;

•	understanding of Cox Radio’s business and industry;

•	judgment and integrity;

•	educational and professional background; and

•	commitments to other businesses and responsibilities.

Nomination of Director Candidates

Under Cox Radio’s certificate of incorporation, nominations for election to membership on the Board of Directors can be made only by or at the direction of the Board of Directors, or by a stockholder in connection with a meeting of stockholders. Candidates recommended by stockholders pursuant to the procedures specified in Cox Radio’s certificate of incorporation will be considered. Cox Radio’s certificate of incorporation provides that stockholders must comply with the notice provisions specified in the certificate of incorporation. If a stockholder wishes to recommend a director for election at an annual meeting of stockholders, the nomination must be received not more than 60 days nor less than 30 days prior to the meeting. It is anticipated that Cox Radio’s 2007 Annual Meeting of Stockholders will be held during April or May of 2007, and any stockholder wishing to recommend a director for nomination should contact the Corporate Secretary of Cox Radio after January 1, 2007 to obtain the anticipated meeting date and nomination deadlines. The nomination must contain certain information about the stockholder and the nominee, as more fully set forth in Cox Radio’s certificate of incorporation. You can obtain a copy of the full text of these provisions of Cox Radio’s certificate of incorporation by writing to the Corporate Secretary, Cox Radio, Inc., 6205 Peachtree Dunwoody Road, Atlanta, Georgia 30328. Cox Radio’s certificate of incorporation does not require Cox Radio to include information about any such nominee in the proxy statement or form of proxy that we distribute in connection with such meeting.

Communications to the Board of Directors

Individuals, including stockholders, may send communications directly to the Board of Directors by writing to: Cox Radio, Inc., Corporate Secretary (ATTN: Board of Directors), 6205 Peachtree Dunwoody Road, Atlanta, Georgia 30328. Communications intended for Cox Radio’s non-management directors should be addressed to Cox Radio, Inc., Corporate Secretary (ATTN: Board Non-Management Directors), 6205 Peachtree Dunwoody Road, Atlanta, Georgia 30328. Depending on the subject matter of the communication, it may be forwarded to the director(s) to whom it is addressed, handled directly by management, or not forwarded if it is primarily commercial in nature, if it relates to an improper or irrelevant topic, or if it requires investigation to verify its content. Communications not forwarded to the Board of Directors or the non-management directors will be retained and made available to the addressee upon request.

The Audit Committee of the Board of Directors has established a procedure for the receipt, retention, and treatment of complaints regarding Cox Radio’s accounting, internal accounting controls, or auditing matters. Any such complaints can be submitted in writing to the Compliance Officer (ATTN: Legal Department), Cox Radio, Inc., 6205 Peachtree Dunwoody Road, Atlanta, Georgia 30328.

Director Attendance at Annual Meetings

All directors are encouraged to attend the annual meeting, and each director attended Cox Radio’s 2005 Annual Meeting of Stockholders.

Corporate Governance Principles

The Board of Directors has adopted Corporate Governance Principles that cover areas such as director responsibilities and qualifications, management succession, and board committees. A copy of these Principles is available on Cox Radio’s website, at http://www.coxradio.com, or a printed copy can be obtained by writing to the Corporate Secretary, Cox Radio, Inc., 6205 Peachtree Dunwoody Road, Atlanta, Georgia 30328.

Compensation of Directors

The directors who are not employed by Cox Radio or its affiliates, Paul M. Hughes, Juanita P. Baranco, and Nicholas D. Trigony, are paid an annual retainer of $35,000, which recognizes the overall level of commitment required for service on the Board of Directors. In addition, these directors are reimbursed for expenses and receive a meeting fee of $1,000 for every Board meeting and committee meeting attended. The annual retainer fee is paid one half in cash, and one half in shares of Class A Common Stock pursuant to the Cox Radio, Inc. Restricted Stock Plan for Non-Employee Directors. Cox Radio believes that the equity component of the annual retainer serves to align these directors’ interests more directly with those of Cox Radio’s stockholders.

The Class A Common Stock issued under the Restricted Stock Plan for Non-Employee Directors is subject to certain restrictions and forfeitures prior to the expiration of the period ending five years after the date of the grant of the award or, if earlier, the date of death or disability in certain circumstances. The maximum total number of shares of Class A Common Stock that may be granted under the Restricted Stock Plan for Non-Employee Directors is 75,000. The directors of Cox Radio who are employed by Cox Radio or its affiliates do not receive any compensation for serving on the Board of Directors.

Code of Conduct

Cox Radio has adopted a code of business conduct and ethics that covers all directors, officers, and employees. A copy of this code is available on Cox Radio’s website, at http://www.coxradio.com, or a printed copy can be obtained by writing to the Corporate Secretary, Cox Radio, Inc., 6205 Peachtree Dunwoody Road, Atlanta, Georgia 30328.

Cox Radio has also adopted a Code of Ethics for Senior Financial Officers, which applies to Cox Radio’s chief executive officer, chief financial officer, controller, and principal accounting officer. A copy of this code is available on Cox Radio’s website, at http://www.coxradio.com, or a printed copy can be obtained by writing to the Corporate Secretary, Cox Radio, Inc., 6205 Peachtree Dunwoody Road, Atlanta, Georgia 30328. Any amendments to this code, as well as any waivers that are required to be disclosed under the rules of the Securities and Exchange Commission or the New York Stock Exchange, will be posted on Cox Radio’s website.

Executive Officers

Certain information about the executive officers of Cox Radio who are not directors is set forth below. Executive officers of Cox Radio are elected to serve until they resign or are removed, or are otherwise disqualified to serve, or until their successors are elected and qualified.

Neil O. Johnston, 40, Vice President and Chief Financial Officer, has served as Cox Radio’s Chief Financial Officer since September 2000. Prior to that, Mr. Johnston served as Vice President of Development for Cox Broadcasting from January 2000 to September 2000, and as Controller of Cox Radio from 1998 through December 1999. Mr. Johnston joined Cox Enterprises in 1996 as Manager of Financial Reporting. Mr. Johnston holds an M.B.A. from the Wharton School of the University of Pennsylvania, and holds degrees in finance, accounting and information systems from Georgia State University and the University of Cape Town (South Africa). He is a certified public accountant and a chartered accountant.

Richard A. Reis, 52, has served as Group Vice President of Cox Radio since April 1997. Previously, he was a Director and Group Vice President of NewCity Communications, Inc. since its organization in 1986. From 1983 to 1984, he served as Vice President of the Broadcasting Company, then a subsidiary of Katz Broadcasting Company, Inc., becoming Group Vice President in 1984. He was General Manager of WFTQ-AM and WAAF-FM (Worcester, Massachusetts) from 1981 and 1983, respectively, to 1989. He has served as General Manager of WDBO-AM and WWKA-FM (Orlando, Florida) since 1989, and of WCFB-FM (Orlando, Florida) since 1992. Since July 1996, Mr. Reis has served as Group Vice President of Cox Radio’s Orlando, Florida radio stations (WDBO-AM, WWKA-FM, WCFB-FM, WHTQ-FM, WMMO-FM, and WPYO-FM).

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information about Cox Radio’s equity compensation plans as of December 31, 2005. All outstanding awards relate to the Class A Common Stock.

	A		B		C
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)
Equity compensation plans approved by security holders	7,263,875	(a)	$21.18	(a)	3,577,627	(b)
Equity compensation plans not approved by security holders	—		—		—
Total	7,263,875		$21.18		3,577,627

(a)	Consists of stock options outstanding under the Cox Radio, Inc. Amended and Restated Long-Term Incentive Plan (referred to as the LTIP). Does not include purchase rights accruing under the Cox Radio, Inc. 2004 Employee Stock Purchase Plan as the number of shares issuable and exercise price under that plan will not be determinable until March 31, 2006. Does not include 586,635 shares of restricted stock that have been awarded under the LTIP and 16,500 shares of restricted stock that have been awarded under the Cox Radio, Inc. Restricted Stock Plan for Non-Employee Directors.

(b)	Includes 600,000 shares of Class A Common Stock reserved for the issuance under the Cox Radio, Inc. 2004 Employee Stock Purchase Plan, and 58,500 shares of Class A Common Stock reserved for issuance under the Cox Radio, Inc. Restricted Stock Plan for Non-Employee Directors. The LTIP had 2,919,127 shares remaining as of December 31, 2005, which, under the terms of the plan, can be granted in various forms of equity-based incentive compensation including stock options, stock appreciation rights, stock bonuses, restricted stock awards, performance shares and awards consisting of combinations of such incentives.

Executive Compensation

The following table sets forth certain information for the years ended December 31, 2003, 2004 and 2005, concerning the cash and non-cash compensation earned by, or awarded to, the Chief Executive Officer and the other four most highly compensated executive officers of Cox Radio whose combined salary and bonus exceeded $100,000 in such periods (the Named Executive Officers).

SUMMARY COMPENSATION TABLE

Name Principal Position	Year	Annual Compensation		Other Annual Compensation		Long-Term Compensation Awards		All Other Compensation(b)
		Salary	Bonus			Restricted Stock Awards(a)	Securities Underlying Options
Robert F. Neil President & Chief Executive Officer	2005 2004 2003	$624,000 600,000 570,000	$354,432 364,800 292,980	$	— — —	$118,790 364,531 0	91,860 101,090 167,190	$6,000 6,000 5,400

Marc W. Morgan Executive Vice President, & Chief Operating Officer	2005 2004 2003	$456,287 434,559 415,846	$194,378 197,724 160,225	$	— — —	$94,184 184,877 0	85,005 60,000 92,310	$6,000 6,000 5,400

Richard A. Reis Group Vice President	2005 2004 2003	$367,300 349,800 318,000	$169,693 243,461 158,587	$	— — —	$76,365 132,234 0	58,725 34,890 68,160	$6,000 6,000 5,400

Neil O. Johnston Vice President & Chief Financial Officer	2005 2004 2003	$275,996 255,552 232,320	$104,326 103,243 79,546	$	— — —	$59,395 75,831 0	36,780 20,000 30,860	$6,000 6,000 5,400

Richard A. Ferguson Executive Vice President	2005 2004 2003	$240,000 350,509 338,656	$102,240 159,482 101,597	$	— — —	$0 149,155 0	32,250 25,000 44,900	$6,000 6,000 5,400

(a)	The aggregate number of restricted shares held by the Named Executive Officers and the aggregate value of such restricted shares, based on the closing price of Class A Common Stock as of December 31, 2005 ($14.08 per share), are as follows: Robert F. Neil 24,450 shares ($344,256); Marc W. Morgan 14,400 shares ($202,752); Richard A. Reis 10,830 shares ($152,486); Richard A. Ferguson 7,140 shares ($100,531); and Neil O. Johnston 7,130 shares ($100,390).
(b)	Consists of amounts contributed to the Cox Enterprises, Inc. Savings and Investment Plan and credited under the Cox Enterprises, Inc. Executive Savings Plus Restoration Plan and the Cox Radio, Inc. Savings Plus Restoration Plan.

Long-Term Incentive Plan

The LTIP provides for various forms of equity-based incentive compensation with respect to Class A Common Stock, including stock options, stock appreciation rights, stock bonuses, restricted stock awards, performance awards, performance shares, and awards consisting of combinations of such incentives. The Compensation Committee of Cox Radio administers the LTIP, and has the discretion to determine the type of awards to be granted, when, if and to whom awards are granted, the number of shares covered by each award and the terms and conditions of each award. The Compensation Committee has delegated to a management committee the administration of grants to eligible individuals who are not executive officers with reporting obligations under Section 16 of the Exchange Act.

The following table discloses for the Named Executive Officers information regarding options granted under the LTIP during the fiscal year ended December 31, 2005.

OPTION GRANTS IN 2005

Name	Number of Securities Underlying Options Granted (a)	Percent of Total Options Granted to Employees in 2005	Exercise Price Per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (b)
					5%	10%
Robert F. Neil	91,860	7.08%	$17.04	3/15/2015	$984,739	$2,494,918
Marc W. Morgan	85,005	6.55%	17.04	3/15/2015	911,254	2,308,736
Richard A. Reis	58,725	4.53%	17.04	3/15/2015	629,532	1,594,971
Neil O. Johnston	36,780	2.83%	17.04	3/15/2015	394,282	998,945
Richard A. Ferguson	13,250	1.02%	17.04	3/15/2015	142,040	359,870
	19,000	1.46%	15.98	4/20/2015	190,950	483,930

(a)	Stock options have a ten-year term and become exercisable over a five-year period, with 60% becoming exercisable three years from the date of grant and an additional 20% becoming exercisable in each of the next two years thereafter. In addition, all options become immediately and fully exercisable if, no sooner than six months after the date of grant of the option, the stock price achieves, and maintains for a period of 10 consecutive trading days, a level equal to or greater than 140% of the option exercise price. On October 31, 2005, the Compensation Committee approved the acceleration of the vesting of all of Cox Radio’s unvested “out of the money” stock options granted under the LTIP from January 2001 through October 31, 2005. However, the Compensation Committee left the exercise date of these options, and all other terms of the awards, unchanged. The purpose of accelerating the vesting of these options was to allow Cox Radio to avoid recognition of compensation expense associated with these options in future periods as the exercise prices exceeded the market value of the underlying stock on October 31, 2005.
(b)	The dollar amounts under the columns are the 5% and 10% annualized rates of appreciation prescribed by the Securities and Exchange Commission. The 5% and 10% rates would result in per share prices at the end of the respective option terms of $27.76 and $44.20, respectively, for the options granted at $17.04. The 5% and 10% rates would result in per share prices at the end of the respective option terms of $26.03 and $41.45, respectively, for the options granted at $15.98. Cox Radio expresses no opinion regarding whether this level of appreciation will be realized, and expressly disclaims any representation to that effect.

The following table discloses for the Named Executive Officers information regarding performance award units granted under the LTIP during the fiscal year ended December 31, 2005.

LONG-TERM INCENTIVE PLAN – AWARDS IN 2005

			Estimated Future Payments Under Non- Stock Price-Based Plans
Name	Number of units awarded (a)	Performance period	Threshold (b)
Robert F. Neil	19,970	5 years	$918,620
Marc W. Morgan	16,875	5 years	776,250
Richard A. Reis	12,345	5 years	567,870
Neil O. Johnston	7,245	5 years	333,270
Richard A. Ferguson	3,565	5 years	163,990

(a)	Performance awards are designed to increase in value based on Cox Radio’s operating performance, and are denominated as a number of units which are multiplied by the percentage increase in Cox Radio’s financial performance over a five-year period utilizing the criteria of income before depreciation and debt.
(b)	The threshold amount assumes that the level of appreciation in Cox Radio’s operating performance achieved in 2005 is equaled in each of the remaining four years of the five-year period related to the performance awards. There are no target or maximum award levels related to the performance awards.

The following table sets forth information related to the number and value of options held at December 31, 2005 by the Named Executive Officers, none of whom exercised options in 2005.

2005 OPTION EXERCISES AND YEAR-END OPTION VALUES

Name	Number of Securities Underlying Unexercised Options at December 31, 2005		Value of Unexercised In-The-Money Options at December 31, 2005
	Exercisable	Unexercisable	Exercisable (a)	Unexercisable
Robert F. Neil	329,801	451,823	$5,117	$0
Marc W. Morgan	343,252	277,315	1,306,643	0
Richard A. Reis	135,333	186,375	141,568	0
Neil O. Johnston	44,598	104,308	358	0
Richard A. Ferguson	96,335	128,150	0	0

(a)	The exercisable value represents the number of shares of Class A Common Stock subject to exercisable options, times the difference between the closing price on December 31, 2005 ($14.08 per share) and the exercise price of: $6.17 per share for all 1996 options; $6.92 per share for all March 31, 1997 options; $8.46 per share for all June 18, 1997 options; $13.39 per share for all January 1, 1998 options; and $13.92 per share for all January 1, 1999 options.

Retirement Plans

Cox Enterprises, Inc. Pension Plan.    The Cox Enterprises, Inc. Pension Plan is a tax-qualified defined benefit pension plan. The Pension Plan covers all eligible employees of Cox Enterprises and any of its affiliates who have adopted the Pension Plan (including certain of the Named Executive Officers). No Cox Radio employees whose employment with Cox Radio or its affiliates commenced on or after January 1, 1997, and no employees hired in connection with the acquisition by Cox Radio of NewCity Communications, Inc., are eligible for participation under the Pension Plan. The Pension Plan is funded through a tax-exempt trust, into which contributions are made by Cox Enterprises as necessary based on an actuarial funding analysis. Cox Radio reimburses Cox Enterprises for the annual Statement of Financial Accounting Standards No. 87 pension expense attributable to Cox Radio employees.

The Pension Plan provides for the payment of benefits upon retirement, early retirement, death, disability, and termination of employment. Participants become vested in their benefits under the Pension Plan after completing five years of vesting service. Generally, the Pension Plan benefit is determined under a formula based on a participant’s compensation and years of benefit accrual service. Participants may elect from several optional forms of benefit distribution.

Cox Executive Supplemental Plan.    The Cox Executive Supplemental Plan is a non-qualified defined benefit pension plan providing supplemental retirement benefits to certain management employees of Cox Enterprises and certain of its affiliates (including certain of the Named Executive Officers). The Executive Supplemental Plan is administered by the management committee of Cox Enterprises, whose members are appointed by the Cox Enterprises Board of Directors. This committee designates management employees to participate in the Executive Supplemental Plan. No Cox Radio employees hired after January 1, 1997, and no former employees of NewCity Communications, Inc., are eligible to participate in the Executive Supplemental Plan.

The Executive Supplemental Plan monthly benefit formula, payable at normal retirement, is 2.5% of a participant’s average compensation, as calculated in the Executive Supplemental Plan, multiplied by the participant’s years of benefit service credited under the Executive Supplemental Plan. The normal retirement benefit will not exceed 50% of a participant’s average compensation at retirement. Benefits payable with respect to early retirement are reduced to reflect an earlier commencement date. Special disability, termination of employment and death benefits also are provided. All benefits payable under the Executive Supplemental Plan are reduced by benefits payable to the participant under the Pension Plan. Participants may elect from several optional forms of benefit distributions.

The Executive Supplemental Plan is not funded currently by Cox Enterprises. Cox Radio will make annual payments to Cox Enterprises arising from its employees’ participation in this plan as benefits are paid to these employees. However, such benefits will be paid from the general funds of Cox Enterprises.

The following table provides estimates of annual retirement income benefits payable to certain executives under the Pension Plan and the Executive Supplemental Plan.

PENSION PLAN AND EXECUTIVE SUPPLEMENTAL PLAN TABLE

	Years of Service
Final Average Compensation (5 Years)	5	10	15	20 or more
$150,000	$18,750	$37,500	$56,250	$75,000
250,000	31,250	62,500	93,750	125,000
350,000	43,750	87,500	131,250	175,000
450,000	56,250	112,500	168,750	225,000
550,000	68,750	137,500	206,250	275,000
650,000	81,250	162,500	243,750	325,000
750,000	93,750	187,500	281,250	375,000

The following Named Executive Officers have been credited with the following years of benefit service: Mr. Neil, 19 years; Mr. Morgan, 21 years; and Mr. Johnston, 9 years. The Pension Plan and the Executive Supplemental Plan define “compensation” generally to include all remuneration to an employee for services rendered, including base pay, bonuses, special forms of pay and certain employee deferrals. Certain forms of additional compensation, including severance, moving expenses, extraordinary bonuses, long-term incentive compensation and contributions to employee benefit plans, are excluded from the definition of compensation. The Pension Plan credits compensation only up to the limit of covered compensation under Section 401(a)(17) of the Internal Revenue Code; the Executive Supplemental Plan does not impose this limit on covered compensation. The definition of “covered compensation” under the Pension Plan and the Executive Supplemental Plan, in the aggregate, is not substantially different from the amounts reflected in the Annual Compensation columns of the Summary Compensation Table. The estimates of annual retirement benefits reflected in the Pension Plan and Executive Supplemental Plan Table are based on payment in the form of a straight-life annuity and are determined after offsetting benefits payable from Social Security, as provided under the terms of the Pension Plan and the Executive Supplemental Plan.

Performance Graph

The following graph compares, for the period beginning December 31, 2000 and ending on December 31, 2005, the cumulative total return on Cox Radio’s Class A Common Stock to the cumulative total returns on the Standard & Poor’s 500 Stock Index and on an index consisting of certain peer radio broadcasting companies with which Cox Radio competes. The peer group index is comprised of the common stock of Clear Channel Communications Inc. and Emmis Broadcasting Corporation and is weighted for the respective market capitalization of each company. The comparison assumes $100 was invested on December 31, 2000 in Cox Radio’s Class A Common Stock and in each of the foregoing indices and that all dividends were reinvested.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Policies

The Compensation Committee administers compensation for executive officers. Cox Radio has developed a policy on executive compensation, which is described in this report. This policy formed the basis of compensation decisions made by the Compensation Committee for 2005. This policy reflects Cox Radio’s belief that stockholders benefit from executive pay programs that are competitive with industry standards, variable with annual performance, and focused on stockholder value.

In developing compensation plans and setting compensation levels, Cox Radio reviews competitive compensation data provided in the Towers Perrin Media Industry Survey. This survey allows Cox Radio to examine compensation levels at companies with which Cox Radio competes for talent in the marketplace. Where necessary, survey information is supplemented by proxy statement analysis and other survey sources.

Executive Officers’ Compensation

The total compensation of executive officers consists of three components:

•	base salary;

•	annual incentive compensation; and

•	long-term incentive awards.

The philosophy of the Compensation Committee is that a substantial portion of total compensation should be at risk, based on Cox Radio’s financial and operational performance. The at-risk components of total compensation are progressively greater for higher level positions.

Base Salary

Base salary is designed to provide meaningful levels of compensation to executives, while helping Cox Radio manage its fixed costs. In general, executive base salaries are targeted to the 75th percentile of the competitive data. Salaries for top executives are determined annually, and are based on:

•	job scope and responsibilities;

•	length of service;

•	corporate, unit and individual performance;

•	competitive rates for similar positions as indicated by the Towers Perrin Media Industry Survey; and

•	subjective factors.

Annual Incentive Compensation

Short-term incentives for 2005 were provided for executive officers under the annual incentive program. Participation in the annual incentive program is limited to a group of senior managers, including the Named Executive Officers, who have a material impact on Cox Radio’s performance. Awards earned under this program are contingent upon employment with Cox Radio through the end of the year, except for payments made in the event of death, retirement, disability, or in the event of a change in control.

Payouts under the annual incentive program are determined based on:

•	annual base salary;

•	a specific percentage of base salary, which increases for higher level positions commensurate with the greater percentage of compensation at risk for those with greater responsibilities; and

•	year-over-year profitability growth and other individual objectives.

Awards under the annual incentive program are based on the achievement of goals relating to performance in the fiscal year. Objective performance goals are set to represent a range of performance, with the level of the associated incentive award varying with different levels of performance achievement. The “minimum” goal is set to reflect the minimum acceptable levels of performance which will warrant payment of an incentive award. The “maximum” goal reflects an ambitious level of performance which would only be attainable in an outstanding year.

Long-Term Incentive Compensation

Long-term incentive awards typically are granted annually to provide executive officers with a competitive long-term incentive opportunity and an identity of interest with Cox Radio. Long-term incentives generally are provided to executive officers through annual grants which may include a mixture of non-qualified stock options, restricted stock, and/or performance awards.

In 2005 the Compensation Committee approved a long-term incentive award format for executive officers that consists of a mix of stock-based awards and performance awards. Performance awards are designed to increase in value based on Cox Radio’s operating performance, and are denominated as a number of units which are multiplied by the percentage increase in Cox Radio’s financial performance over a five-year period utilizing the criteria of income before depreciation and debt.

Awards of restricted stock were made during 2006 and are made from time to time to executive officers, and awards of performance-based restricted stock were made during 2004 based upon the achievement of pre-established performance criteria. These restricted stock awards become fully vested five years after the date of grant, and if the executive terminates employment with Cox Radio, any unvested shares of restricted stock are forfeited. For both restricted stock and performance-based restricted stock, certain resale or transfer restrictions may apply, in the discretion of the Compensation Committee, as long as the recipient is employed by Cox Radio or its affiliates.

A stock option permits the holder to buy Cox Radio stock at a specific price during a specific period of time. As the price of Cox Radio stock rises, the option increases in value. The intent of such awards is to provide the recipient with an incentive to perform at levels that will result in better Cox Radio performance and enhanced stock value. In general, stock option awards are issued annually with an exercise price equal to the market price of Cox Radio’s Class A Common Stock at the time of award. All options issued in 2003, 2004 and 2005 have a ten-year term. To encourage continued employment with Cox Radio, the normal vesting schedule provides for vesting over a five-year period, with 60% becoming exercisable three years after the date of grant and an additional 20% becoming exercisable each year thereafter. However, no sooner than six months after the grant date of the options, if the stock price achieves and for a period of ten consecutive trading days maintains a level equal to or greater than 140% of the price on the grant date, vesting accelerates and these options become fully exercisable. On October 31, 2005, the Compensation Committee approved the acceleration of the vesting of all of Cox Radio’s unvested “out of the money” stock options granted under the LTIP from January 2001 through October 31, 2005. Unvested stock option awards with respect to approximately 4.7 million shares of Class A Common Stock were subject to this vesting acceleration. However, the Compensation Committee left the exercise date of these options, and all other terms of the awards, unchanged. The purpose of accelerating the vesting of these options was to allow Cox Radio to avoid recognition of compensation expense associated with these options in future periods as the exercise prices exceeded the market value of the underlying stock on October 31, 2005.

Chief Executive Officer Compensation

The executive compensation policy described above was applied in establishing Mr. Neil’s compensation for 2005. Mr. Neil participated in the same executive compensation plans available to Cox Radio’s other executive officers.

In 2005, Mr. Neil had a base salary of $624,000. On the basis of Cox Radio’s performance versus established goals in year-over-year profitability growth, and Mr. Neil’s individual performance, the Compensation Committee determined that an annual bonus of $354,432 had been earned for 2005. Effective March 15, 2005, Mr. Neil was granted long-term incentive awards under the LTIP in the form of non-qualified stock options for 91,860 shares of Class A Common Stock, 7,000 shares of restricted stock and 19,970 performance award units.

Tax Deductibility Considerations

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1 million paid to the executive officers named in this proxy statement, unless certain requirements are met. It is the present intention of the Compensation Committee to preserve the deductibility of compensation under Section 162(m) to the extent the Compensation Committee believes that doing so would be consistent with the best interests of stockholders. As such, long-term incentive compensation awards, particularly stock option awards, generally are designed to meet the requirements for deductibility under Section 162(m).

Nicholas D. Trigony (Chairman)

Juanita P. Baranco

Paul M. Hughes

CERTAIN TRANSACTIONS

Cox Radio receives certain management services from, and has entered into certain transactions with, Cox Enterprises. Costs of the management services that are allocated to Cox Radio are based on actual direct costs incurred, or on Cox Enterprises’ estimate of expenses relative to the management services provided to other subsidiaries of Cox Enterprises. Cox Radio believes that these allocations were made on a reasonable basis, and that receiving these management services from Cox Enterprises creates cost efficiencies, however, there has been no study or any attempt to obtain quotes from third parties to determine what the cost of obtaining such services from third parties would have been. The services and transactions described below have been reviewed by the Audit Committee, which has determined that such services and transactions are fair and in the best interest of Cox Radio.

Cox Radio receives day-to-day cash management services from Cox Enterprises, with settlements of outstanding balances between Cox Radio and Cox Enterprises occurring periodically at market interest rates. As a part of these services, Cox Enterprises transfers funds to cover Cox Radio’s checks presented for payment and Cox Radio records a book overdraft, which is classified as accounts payable in the accompanying balance sheets. Book overdrafts of $5.4 million existed at December 31, 2005 as a result of Cox Radio’s checks outstanding. The amounts due to or from Cox Enterprises are generally due on demand and represent the net balance of the intercompany transactions, and accrue interest at Cox Enterprises’ current commercial paper borrowing rate or a LIBOR based rate dependent upon our credit rating (4.7% at December 31, 2005). As of December 31, 2005, Cox Enterprises owed Cox Radio approximately $9.9 million.

Cox Radio receives certain management services from Cox Enterprises and its wholly-owned subsidiary, Cox Broadcasting, including management and financial advisory services, legal, corporate secretarial, tax, internal audit, risk management, purchasing and materials management, employee benefit (including pension plan) administration, fleet, engineering and other support services. Expenses allocated for these services are included in corporate general and administrative expenses in our consolidated financial statements. For the year ended December 31, 2005, Cox Radio was allocated expenses of approximately $3.3 million related to these services.

In connection with these management services, Cox Radio reimburses Cox Enterprises for payments made to third-party vendors for certain goods and services provided to Cox Radio under arrangements made by

Cox Enterprises on behalf of Cox Enterprises and its affiliates, including Cox Radio. Cox Radio believes such arrangements result in Cox Radio receiving such goods and services at more attractive pricing than Cox Radio would be able to secure separately. Such reimbursed expenditures include insurance premiums for coverage through Cox Enterprises’ insurance program, which provides coverage for all of its affiliates, including Cox Radio. Rather than self-insuring these risks, Cox Enterprises purchases insurance for a fixed-premium cost from several insurance companies, including an insurance company indirectly owned by descendants of Governor James M. Cox, the founder of Cox Enterprises, including James C. Kennedy, Chairman of Cox Radio’s Board of Directors, and his sister, who each own 25% of the insurance company. This insurance company is an insurer and re-insurer on various insurance policies purchased by Cox Enterprises, and it employs an independent consulting actuary to calculate the annual premiums for general/auto liability and workers compensation insurance based on Cox Radio’s loss experience consistent with insurance industry practice. Cox Radio’s portion of these insurance costs for 2005 was approximately $0.6 million.

Cox Radio’s employees participate in certain Cox Enterprises employee benefit plans, and Cox Radio made payments to Cox Enterprises in 2005 for the costs incurred because of such participation, including self-insured employee medical insurance costs of approximately $9.3 million, retiree medical payments of approximately $0.1 million, post-employment benefits of approximately $0.7 million and executive pension plan payments of approximately $1.2 million.

Cox Radio’s headquarters building is leased by Cox Enterprises from a partnership that in turn is indirectly owned by descendents of Governor James M. Cox, the founder of Cox Enterprises, with an indirect 36% interest held in the aggregate by the children of James C. Kennedy, Chairman of Cox Radio’s Board of Directors, and an indirect less than 3% interest held in the aggregate by Mr. Kennedy, his mother and his sister. Cox Radio pays rent and certain other occupancy costs to Cox Enterprises for space in Cox Enterprises’ corporate headquarters building. Rent and occupancy expense is allocated based on occupied space, and such expense was approximately $0.7 million for the year ended December 31, 2005.

Cox Radio has entered into lease agreements with Cox Broadcasting with respect to studio and tower site properties in Atlanta, Georgia, Dayton, Ohio, and Orlando, Florida that are used for Cox Radio’s radio operations in those markets. The annual rental cost in the aggregate was approximately $0.7 million for the year ended December 31, 2005.

During 2005, Cox Search, Inc, a wholly-owned subsidiary of Cox Enterprises, purchased radio advertising from Cox Radio’s Atlanta radio stations at regular commercial rates in an aggregate amount of $0.3 million.

APPROVAL OF THE COX RADIO, INC.

2006 EMPLOYEE STOCK PURCHASE PLAN

(Proposal No. 2)

The Compensation Committee adopted the Cox Radio, Inc. 2006 Employee Stock Purchase Plan on March 13, 2006, subject to the approval of the stockholders of Cox Radio at the 2006 Annual Meeting. A total of 500,000 shares of Class A Common Stock have been authorized for issuance under the Employee Stock Purchase Plan. The Employee Stock Purchase Plan is intended to qualify under Section 423 of the Internal Revenue Code. Under the terms of the Employee Stock Purchase Plan, eligible employees must indicate the dollar amount to be withheld per pay period to purchase shares of Class A Common Stock. Eligible employees include employees who regularly are scheduled to work at least 20 hours per week, including employees who are on an authorized leave of absence. Approximately 2,400 employees will be eligible to participate in the Employee Stock Purchase Plan. Shares will be offered to eligible employees for subscription during the period beginning on one of four grant dates (May 1, 2006, November 1, 2006, May 1, 2007, and November 1, 2007) and ending 45 days thereafter. The Employee Stock Purchase Plan will remain in effect until the offering period ends on June 30, 2008.

The price of the Class A Common Stock offered to employees will be the lower of 85% of the fair market value of the Class A Common Stock on the applicable grant date or 90% of the fair market value of the Class A Common Stock at the end of the offering period. In order to participate, employees must authorize Cox Radio to withhold funds from their pay. The maximum amount that may be paid by an employee who participates in the Employee Stock Purchase Plan is $25,000. An employee may elect to withdraw from the Employee Stock Purchase Plan at any time prior to the last day of the offering period, and may request that his or her total contributions be refunded either in cash or in whole shares of Class A Common Stock, with any remaining amount refunded to the employee in cash. If the aggregate subscriptions exceed the authorized 500,000 shares of Class A Common Stock, each participant’s subscription will be reduced on a pro rata basis. The Employee Stock Purchase Plan will be administered by a management committee, whose members are appointed by Cox Radio’s Board of Directors or Compensation Committee.

Generally, no tax consequences will arise at the time an employee purchases Class A Common Stock under the Employee Stock Purchase Plan. If an employee disposes of the Class A Common Stock purchased under the Employee Stock Purchase Plan less than one year after it was purchased and within two years of the grant date, the employee will be deemed to have received compensation taxable as ordinary income in an amount equal to the difference between the amount paid by the employee to purchase the Class A Common Stock, and its fair market value as of the date of purchase. The amount of such ordinary income will be added to the employee’s cost basis for purposes of determining capital gain or loss upon the disposition of the Class A Common Stock by the employee.

If an employee does not dispose of the Class A Common Stock purchased under the Employee Stock Purchase Plan until at least one year after it was purchased and at least two years after the grant date, the employee will be deemed to have received compensation taxable as ordinary income in an amount equal to the lesser of (a) the difference between the discounted purchase price of the Class A Common Stock as of the grant date and the fair market value of the Class A Common Stock as of the grant date, or (b) the excess of the fair market value of the Class A Common Stock as of the date of disposition over the discounted purchase price. The amount of such ordinary income will be added to the employee’s cost basis for purposes of determining capital gain or loss upon the disposition of the Class A Common Stock by the employee. Cox generally will not be entitled to a deduction with respect to the Class A Common Stock purchased by an employee, unless the employee disposes of the Class A Common Stock less than one year after the Class A Common Stock was purchased by the employee or less than two years after the grant date.

The Employee Stock Purchase Plan may be amended, modified, or terminated by the Board of Directors in whole or in part at any time, provided that no such amendment, modification, or termination may adversely affect the rights of any participant without such participant’s consent, and any such amendment, modification, or termination will be subject to the approval of the stockholders to the extent required by any federal or state law or regulation of any stock exchange on which the Class A Common Stock is listed.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

Other Matters

Management does not know of any other matters to be considered at the Annual Meeting. If any other matters do properly come before the meeting, the persons named in the accompanying form of proxy intend to vote thereon in accordance with their best judgment, and the discretionary authority to do so is included in the proxy.

Independent Auditor

The Audit Committee has selected the independent registered public accounting firm of Deloitte & Touche LLP, as our independent auditor for the year ending December 31, 2006. A representative of Deloitte & Touche LLP will be present at the Annual Meeting, will be offered the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Annual Report on Form 10-K

Cox Radio’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, is enclosed with this proxy statement. Cox Radio will deliver only one copy of its proxy statement and Form 10-K to multiple security holders sharing an address unless Cox Radio has received contrary instructions from such security holder(s). If you share an address with another security holder and would like to receive a separate proxy statement and Form 10-K now or in the future, please contact the Corporate Secretary, Cox Radio, Inc., 6205 Peachtree Dunwoody Road, Atlanta, Georgia, 30328, telephone (678) 645-0000.

Transfer Agent and Registrar

Cox Radio’s transfer agent and registrar is American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, New York 11219.

Submission of Stockholder Proposals

It is anticipated that the 2007 Annual Meeting of Stockholders of Cox Radio will be held in April or May 2007. Any stockholder who intends to present proposals at the 2007 Annual Meeting of Stockholders, and who wishes to have such proposals included in Cox Radio’s Proxy Statement for the 2007 Annual Meeting, must ensure that such proposals are received by the Corporate Secretary of Cox Radio not later than December 4, 2006. Such proposals must meet the requirements set forth in the rules and regulations of the Securities and Exchange Commission, including Rule 14a-8 under the Exchange Act, in order to be eligible for inclusion in Cox Radio’s 2007 proxy materials. Any stockholder proposal that a stockholder wishes to present at the 2007 Annual Meeting, other than through inclusion in the proxy materials, must be received at least 30 (but not more than 60) days prior to the scheduled date of the 2007 Annual Meeting or it will be considered untimely. As noted above, it is anticipated that Cox Radio’s 2007 Annual Meeting will be held during April or May of 2007, and any stockholder wishing to submit a proposal at the 2007 Annual Meeting should contact the Corporate Secretary of Cox Radio after January 1, 2007 to obtain the anticipated meeting date and proposal deadlines. Any proposals should be sent to the Corporate Secretary, Cox Radio, Inc., 6205 Peachtree Dunwoody Road, Atlanta, Georgia 30328.

By Order of the Board of Directors,

Andrew A. Merdek

Corporate Secretary

Atlanta, Georgia

April 3, 2006

Cox Radio, Inc. 2006 Employee Stock Purchase Plan

1.	Purpose of the Plan.

The purpose of the Cox Radio, Inc. 2006 Employee Stock Purchase Plan (the “Plan”) is to provide a method by which eligible employees of Cox Radio, Inc. and its subsidiary corporations (collectively, the “Company”) may purchase shares of Class A Common Stock of the Company by payroll deductions. By this process, eligible employees will have an opportunity to acquire an ownership interest in the Company and a further incentive to promote the best interests of the Company. The Plan is intended to meet the requirements for an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended, and is to be interpreted and applied consistent with those requirements. The Plan shall be effective as of the date it is approved by the Compensation Committee of the Board of Directors of Cox Radio, Inc. (the “Compensation Committee”), provided that the stockholders of Cox Radio, Inc. approve the Plan within the time period prescribed by applicable law. If stockholder approval is not obtained within the applicable period, then the Plan shall be rescinded, and all payroll deductions made under the Plan shall be fully refunded without interest.

2.	Definitions.

Code means the Internal Revenue Code of 1986, as amended.

Committee means the Management Committee as designated by the Board of Directors or the Compensation Committee of Cox Radio, Inc.

Company means Cox Radio, Inc., including any successor entity, and its subsidiary corporations.

Eligible Employee means any employee of the Company regularly scheduled to work at least 20 hours per week, including any such person who is on an authorized leave of absence. Notwithstanding the foregoing, any employee of the Company who, after purchasing Shares under the Plan, would own 5 percent or more of the total combined voting power or value of all classes of stock of the Company, or any parent corporation or subsidiary corporation of the Company, is not eligible to participate in the Plan. Ownership of stock is determined in accordance with the provisions of Section 424(d) of the Code. For all Plan purposes, the terms “parent corporation” and “subsidiary corporation” have the meanings set forth in Sections 424(e) and (f) of the Code, respectively.

Entry Date means one of the four dates on which Eligible Employees may commence participation in the Plan, including on or about July 15, 2006, January 15, 2007, July 15, 2007 and January 15, 2008.

Fair Market Value means the average of the closing prices per Share as reflected by the composite transactions on the New York Stock Exchange throughout a period of the ten (10) trading days ending (a) on and including any Grant Date, or (b) on and including the last day of the Offering Period, as appropriate.

Grant Date means one of the four dates on which Shares will be offered to Eligible Employees for purchase under the Plan, including May 1, 2006, November 1, 2006, May 1, 2007 and November 1, 2007.

Offering Period means, with respect to each Eligible Employee, the period that begins on the Entry Date applicable to the Eligible Employee and that ends on June 30, 2008.

Participating Employee means an Eligible Employee who has satisfied the eligibility conditions of Paragraph 3 of this Plan, has signed a Subscription Agreement, and has begun payroll deductions.

Plan means the Cox Radio, Inc. 2006 Employee Stock Purchase Plan, as may be amended from time to time.

Purchase Date means June 30, 2008.

Shares means the Class A Common Stock of the Company.

3.	Eligibility to Participate.

Any Eligible Employee of the Company who is employed on a Grant Date is eligible to participate in the Plan as of the Entry Date that immediately follows such Grant Date. If the Eligible Employee elects not to participate on such Entry Date, he or she will not be permitted to commence participation in the Plan at any later date. If a Participating Employee withdraws from the Plan in connection with a termination of employment with the Company, but is later re-hired by the Company, then that individual will become eligible to participate in the Plan at the next Entry Date following such re-hiring.

4.	Number of Shares to Be Offered

A total of 500,000 Shares will be offered for subscription under the Plan.

5.	Purchase Price

The purchase price per Share offered under the Plan with respect to any Grant Date will be the lower of 85 percent of the Fair Market Value of the Share as of such Grant Date or 90 percent of the Fair Market Value of the Share at the end of the Offering Period.

6.	Offering of Shares for Subscription

Shares will be offered to Eligible Employees for subscription during the period beginning with the applicable Grant Date and ending on the date approximately 45 days after that Grant Date (the “Subscription Period”). To subscribe, an Eligible Employee must complete, sign and deliver a subscription agreement to the Company no later than the last day of the Subscription Period. In the subscription agreement, the Eligible Employee shall indicate the dollar amount per pay period to be contributed under the Plan (the “Subscription Amount”).

7.	Method of Payment

Payment of a Participating Employee’s Subscription Amount will be made through payroll deductions, and participation in the Plan is contingent on the Participating Employee’s providing the Company with written authorization to withhold payroll deductions. Notwithstanding the foregoing, a Participating Employee may arrange to pay any installment due for any payroll period directly to the Company in the event the Participating Employee is on an authorized unpaid leave of absence during such payroll period.

8.	Limit on Amount of Shares Subscribed

Notwithstanding anything contained in any Participating Employee’s subscription agreement, the maximum amount that may be withheld or otherwise paid to the Company for the purchase of Shares under the Plan shall be $25,000. In the event of an oversubscription of Shares, each Participating Employee’s subscription shall be reduced on a pro rata basis so that the total number of Shares subject to subscription does not exceed the maximum number of Shares authorized under Paragraph 4.

9.	Purchase of Shares

Unless a Participating Employee previously has withdrawn from the Plan as provided in Paragraphs 10(b)(i) or 10(b)(ii)(B), or has had his or her participation terminated as provided in Paragraph 11, each Participating Employee will be deemed to have exercised his or her right to purchase Shares as of the Purchase Date. The number of Shares purchased shall be equal to the whole number of Shares that may be purchased with the total amount of payments made by the Participating Employee under the Plan that have not been refunded to the Participating Employee. Any amount remaining after the purchase of full Shares will be refunded to the Participating Employee without interest.

10.	Change in Participation and Withdrawal from Plan

(a) A Participating Employee may reduce his or her Subscription Amount at any time, on a prospective basis only, by giving written notice to the Company. Such a reduction shall take effect as soon as administratively feasible following the date when the Company is so notified.

(b) A Participating Employee may withdraw from the Plan and cancel his or her subscription at any time prior to the Purchase Date by giving written notice of cancellation to the Company. In that event:

(i) if the individual has also terminated employment with the Company, he or she may elect (A) to have the entire amount paid to date applied to the purchase of whole Shares, with any remaining amount to be refunded in cash without interest, or (B) to have the entire amount paid to date refunded in cash without interest; or

(ii) if the individual has not also terminated employment with the Company, he or she may elect (A) to have the entire amount paid to date applied to the purchase of whole Shares as of the Purchase Date, as described in Paragraph 9, or (B) to have the entire amount paid to date refunded in cash without interest.

(c) The distributions described in Subparagraphs (b)(i) and (b)(ii)(B) will be processed at the end of each calendar quarter for changes of which the Company is notified at least twenty (20) business days prior to the end of the quarter, and any payments or transfer of Shares will be made as soon as administratively feasible thereafter.

11.	Termination of Rights

In the case of termination of employment for any reason (including without limitation for death, disability, retirement or cause), the Participating Employee or his or her beneficiary may within thirty days after the happening of such event elect either of the alternatives described in Paragraph 10(b)(i). A failure to make this election within the thirty-day period will be treated as a notice of cancellation, and a cash refund will be made as described in Paragraph 10(b)(i)(B).

12.	Designation of Beneficiary

Each Participating Employee shall be permitted to designate his or her beneficiary under the Plan, and this designation shall be made in writing on a form prepared by or satisfactory to the Company, which shall be delivered to the Company. If a Participating Employee does not designate a beneficiary, any election rights otherwise subject to delegation to a beneficiary will be deemed delegated to the Participating Employee’s estate.

13.	Issuance of Shares

As soon as administratively feasible after the purchase of Shares under the Plan, a book-entry account position with the Company’s administrative agent will be created for the account of the Participating Employee for the number of Shares purchased. Participating Employees may upon request receive a stock certificate representing such Shares.

14.	Unpaid Subscription Amounts

If any installment is due and unpaid for thirty days without satisfactory arrangements for payment being made within such period, the Participating Employee’s subscription shall be automatically canceled, all amounts previously paid shall be refunded in cash without interest, and the individual shall have no right to purchase Shares under the Plan.

15.	Rights Not Transferable

A Participating Employee’s rights under the Plan are personal to the Participating Employee alone, and may not be transferred or assigned during his or her lifetime. After Shares have been issued under the Plan, those Shares are not subject to these restrictions, and may be freely transferred like any other Shares.

16.	Application of Funds

All funds held or received by the Company under the Plan may be used for any corporate purpose until applied to the purchase of Shares or refunded, and shall not be segregated from the general assets of the Company.

17.	Administration

The Plan shall be administered by the Committee, which shall prescribe such rules as it deems necessary to administer the Plan, and the Committee shall have the sole and discretionary authority to resolve any questions regarding the interpretation or application of the terms of the Plan.

18.	Amendment or Termination of the Plan

The Board of Directors of the Company shall have the right to amend, modify or terminate the Plan at any time without notice, provided that no Participating Employee’s then-existing rights may be adversely affected without his or her consent, and provided further that any amendment of the Plan shall be subject to stockholder approval to the extent required by any federal or state law or the rules of any stock exchange on which the Shares may be listed.

19.	Adjustment of Subscriptions

In the event of any reorganization, recapitalization, stock split, stock dividend, merger, consolidation or any other change in the structure of Shares of the Company, the Board of Directors of the Company may make such adjustment as it deems appropriate in the number, kind and subscription price of Shares available for purchase under the Plan.

20.	Governing Law

This Plan will be governed and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of laws provisions.

1

COX RADIO, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

COX RADIO, INC. FOR ANNUAL MEETING

ON MAY 11, 2006

The undersigned hereby appoints Robert F. Neil, Andrew A. Merdek and Neil O. Johnston, or any of them, and any substitute or substitutes, to be the attorneys and proxies of the undersigned at the Annual Meeting of Stockholders of Cox Radio, Inc. (“Cox Radio”) to be held at 9:30 a.m. local time on Thursday, May 11, 2006, at Corporate Headquarters at 6205 Peachtree Dunwoody Road, Atlanta, Georgia 30328, or at any adjournment thereof, and to vote at such meeting pursuant to this proxy the shares of stock of Cox Radio the undersigned held of record on the books of Cox Radio on March 13, 2006, the record date for the meeting. The undersigned hereby revokes any previous proxies with respect to the matters covered by this proxy.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE) but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you sign and return this card.

(Continued and to be signed on the reverse side.)

COMMENTS:

14475

ANNUAL MEETING OF STOCKHOLDERS OF

COX RADIO, INC.

May 11, 2006

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

ê Please detach along perforated line and mail in the envelope provided. ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL THE NOMINEES IN PROPOSAL 1, AND FOR PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK

AS SHOWN HERE ☒

				FOR	AGAINST	ABSTAIN
1. ELECTION OF DIRECTORS:			2. Approval of the 2006 Employee Stock Purchase Plan.	☐	☐	☐
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instruction below)	NOMINEES: ☐ James C. Kennedy ☐ Juanita P. Baranco ☐ G. Dennis Berry ☐ Jimmy W. Hayes ☐ Paul M. Hughes ☐ Marc W. Morgan ☐ Robert F. Neil ☐ Nicholas D. Trigony

In the discretion of the proxies named herein, the proxies are authorized to vote upon other matters as are properly brought before the meeting.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR all nominees and FOR proposal 2.

All as more particularly described in the Proxy Statement relating to such meeting, receipt of which is hereby acknowledged.

Please mark, sign and date your proxy card and return it in the postage-paid envelope. Thank you for voting.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

I plan to attend the meeting. ☐
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder _____________________________	Date: ______________	Signature of Stockholder _____________________________	Date: ______________

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.